SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                _________________


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                _________________


                        Date of Report: October 27, 2003
                        (Date of earliest event reported)


                            Stillwater Mining Company
               (Exact Name of Registrant as Specified in Charter)


           Delaware                       0-7704                 13-1681234
(State or Other Jurisdiction of   (Commission File Number)     (IRS Employer
        Incorporation)                                      Identification No.)


                  536 East Pike Avenue, Columbus, Montana 59019
                  ---------------------------------------------
                    (Address of Principal Executive Offices)


                                 (406) 322-8700
                         (Registrant's telephone number,
                              including area code)

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits.

99.1     Press release issued on October 27, 2003 by Stillwater Mining Company.

Item 12.    Results of Operation and Financial Condition.

         On October 27, 2003, Stillwater Mining Company issued a press release in connection with the filing of its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

                                   SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             STILLWATER MINING COMPANY

Date: October 27, 2003                       By:  /s/ John R. Stark
                                                ------------------------------
                                                Name:  John R. Stark
                                                Title: Vice President, Secretary
                                                       and General Counsel

                                   EXHIBITS

99.1     Press release issued on October 27, 2003 by Stillwater Mining Company.

Exhibit 99.1

                STILLWATER MINING REPORTS THIRD QUARTER RESULTS


COLUMBUS, MONTANA - STILLWATER MINING COMPANY (NYSE:SWC) reported a net loss of $1.6 million for the third quarter of 2003 or $0.02 per share, on revenue of $58.2 million compared to net income of $4.7 million, or $0.11 per share, on revenue of $66.0 million for the third quarter of 2002. The 2003 third quarter results reflect lower revenues due to the lower combined PGM prices received by the Company. During the third quarter, the Company's results include a non-cash charge for income tax of $1.2 million, or $0.01 per share, relating to a portion of the Company's tax losses which will not be utilized as a result of the ownership change with the issuance of shares to Norimet Limited in the second quarter of 2003.

For the first nine months of 2003, the Company reported a net loss of $22.6 million, or $0.29 per share, on revenue of $179.8 million compared to net income of $32.3 million, or $0.75 per share, on revenue of $217.0 million for the nine months of 2002. Year-to-date results reflect lower revenues due to lower combined PGM prices and the planned lower production levels. The results for the nine months of 2003 were most significantly impacted by certain charges related to the issuance of shares to Norimet Limited. These items were a $15.2 million, or $0.20 per share, non-cash charge for income tax relating to a portion of the Company's tax losses which will not be utilized and $3.0 million ($2.0 million, or $0.03 per share, net of tax) of transaction related costs, which were charged to income in the second quarter of 2003.

Announcing the Company's results, Stillwater Chairman and Chief Executive Officer, Francis R. McAllister said, "While we are pleased that the third quarter PGM production has increased compared to last years third quarter and operating costs are improving, the Company's production level has remained constant for each quarter during this year at approximately 146,000 ounces. During the fourth quarter, based on our recent operating performance, the Company expects PGM production of approximately 137,000 ounces assuming no improvements in our productivity. Therefore, our 2003 annual production will be approximately 6.7% below our forecast of 615,000 ounces, or 574,000 ounces. No changes have been made to our previous guidance for total cash costs for the year of $290 per ounce."

He continued, "Most of the shortfall in ounces can be attributed to the Stillwater Mine, which has not achieved the planned productivity improvements for the second half of the year. While we have seen improvement in the mine's productivity in last month we felt it was necessary to issue some guidance for production for the fourth quarter."

METALS MARKET
During the third quarter of 2003 palladium traded as high as $232 per ounce and as low as $164 per ounce and the average market price was $189 per ounce in the third quarter, while platinum traded as high as $714 per ounce and as low as $665 per ounce and the average market price was $693 per ounce.

Palladium in the third quarter gained some price momentum as investment fund activity drove the price higher and the price differential with platinum increased as platinum set new highs. With platinum setting new highs, speculation increased that the use and demand for palladium was increasing.

The combined average market price per ounce of palladium and platinum for the third quarter of 2003 was $306 compared to $376 for the third quarter of 2002. The combined average market price for the two metals for the first nine months of 2003 was $309 per ounce compared to $394 per ounce for the same period in 2002.

Mr. McAllister said, "That a continuation of palladium prices at current levels will lead to asset impairment writedowns and a reduction of ore reserves which would be material. The timing of any such writedown or reduction in ore reserves will need to be evaluated in light of palladium prices and other matters."

The Company is reviewing several assumptions and tests, which must be applied to asset impairment and ore reserve calculations. Mr. McAllister continued, "While the magnitude of any reduction cannot be gauged with precision at this time and depends on a number of factors, that, given the significant decrease in palladium prices, the reduction is likely to significantly impact the Company's ore reserve position and long-lived asset book values." Mr. McAllister noted, "That any writedowns of this nature result in non-cash charges to operations and consequently will not affect our cash flows. Furthermore, he emphasized; these adjustments will not impact our operations or employees. Further discussion about the nature of these potential writedowns and reduction in ore reserves is contained in the Company's Form 10-Q being filed today with the SEC."

"There has been substantial interest in the 877,169 ounces of palladium acquired in the Norilsk transaction and which we have in inventory. We are still negotiating new long-term supply contracts with end users and none has yet been sold or committed," said Mr. McAllister.

"During the quarter, our management team was strengthened with the addition of Stephen Lang. Stephen joins Stillwater as Executive Vice President and Chief Operating Officer with responsibility for the Company's operations. With 23 years of hardrock mining experience in both open pit and underground operations, Stephen is a valuable addition to our team. He will be based at the Company's headquarters in Columbus, Montana."

"Recently, we announced the signing of a long-term secondary metal sourcing agreement with Power Mount Incorporated of Somerset, Kentucky. This agreement will enable us to expand our recycling of secondary material, which is consistent with Stillwater's business," he concluded.

OPERATING RESULTS

During the third quarter of 2003, the Company produced a total of 146,000 ounces of palladium and platinum compared to 139,000 ounces for the third quarter of 2002. The increase was primarily due to a 14% increase in production at the East Boulder Mine. Realized prices per ounce for the third quarter 2003 were $353 for palladium, and $590 for platinum, compared to $431 and $517, respectively, in the third quarter of 2002. The Company's average realized combined price per ounce of palladium and platinum for the third quarter of 2003 was $405 or approximately 32% above the combined market price per ounce of $306, and about 10% lower than the $449 combined price realized for the same period in 2002.

Total cash costs on a consolidated basis for the third quarter of 2003 were $284 per ounce compared to $304 per ounce for the same period in 2002. The $20 per ounce decrease is due to a $25 per ounce decrease in operating costs primarily related to lower mining costs per ounce at the East Boulder Mine which was partially offset by a $5 per ounce increase in royalties, property taxes and insurance. Total consolidated production costs per ounce produced in the third quarter of 2003 decreased $23, or 6%, to $354 from $377 as compared to the same period of 2002. The decrease is due to the decrease in operating costs and a decrease in depreciation and amortization costs of $3 per ounce.

For the first nine months of 2003, the Company produced 437,000 ounces of palladium and platinum compared to 470,000 ounces for the nine months of 2002. Realized prices per ounce for the first nine months of 2003 were $353 for palladium, and $578 for platinum, compared to $443 and $506, respectively, for the same period of 2002. The Company's realized combined price per ounce of palladium and platinum was $402 per ounce for the first nine months of 2003 or about 30% higher than the combined market price of $309 per ounce, and about 12% lower than the $457 per ounce combined price realized for the same period in 2002.

Total consolidated cash costs per ounce for the first nine months of 2003 were $282 compared to $279 for the same period of 2002. The higher cash costs are attributable to a $1 per ounce increase in operating costs primarily related to higher mining costs per ounce at the Stillwater Mine and an increase of $2 per ounce increase in property taxes. Total consolidated production costs per ounce produced increased $10, or 3%, to $353 from $343 in the first nine months of 2003 as compared to the same period of 2002. The increase is due to the increase in operating costs and an increase in depreciation and amortization costs of $7 per ounce, primarily related to a higher fixed asset base and changes in reserve estimates used in calculating depreciation and amortization which occurred in the first nine months of 2002.

STILLWATER MINE
At the Stillwater Mine, palladium and platinum production was 106,000 ounces in the third quarter of 2003 compared to 104,000 ounces in the third quarter of 2002. During the quarter, a total of 203,000 tons were milled with a combined mill head grade of 0.57 ounce per ton compared to 210,000 tons with a combined mill head grade of 0.55 ounce per ton in the third quarter of 2002. Total mill recovery for the third quarter was 92% compared to 91% during the same period last year. The mining rate during the third quarter averaged approximately 1,915 tons of ore per day as the mine implements a long-range operating plan, which changes the mine plan from a production-driven to a cost-driven emphasis.

For the first nine months of 2003 the mine produced 322,000 ounces of palladium and platinum compared to 380,000 ounces for the first nine months of 2002. The lower production was the result of a 13% planned decrease in mill throughput combined with a 2% decrease in the average combined mill head grade for the comparable period.

Total cash cost per ounce for the third quarter of 2003 decreased by $15, or 6% to $260 from $275 for the same period in 2002 due to a $19 per ounce decrease in operating costs offset by a $4 per ounce increase in royalties, property taxes and insurance. Total production costs per ounce produced in the third quarter 2003 decreased $22, or 7%, to $319 from $341 as compared to the same period of 2002. The decrease is due to the decrease in operating costs and a decrease in depreciation and amortization costs of $7 per ounce.

For the first nine months of 2003, total cash cost per ounce increased to $258 from $253 for the same period in 2002 due to lower production levels. Total production costs per ounce produced increased $10, or 3%, to $318 from $308 in the first nine months of 2003 as compared to the same period of 2002. The increase is due to the lower production levels.

During the third quarter of 2003 capital expenditures at the mine were $12 million bringing year-to-date capital spending to $31.4 million.

EAST BOULDER MINE

During the third quarter of 2003, the East Boulder Mine produced 40,000 ounces of palladium and platinum a 14% increase compared to the 35,000 ounces produced in the third quarter of 2002. The mining rate averaged 1,180 tons of ore per day for the quarter. A total of 109,000 tons of ore were milled with a mill head grade of 0.42 ounce per ton in the third quarter of 2003 compared to 106,000 tons with a mill head grade of 0.39 ounce per ton for the comparable quarter last year. Total mill recovery during the third quarter 2003 increased to 88% from 84% a year ago.

For the first nine months of 2003 the mine produced 115,000 ounces of palladium and platinum compared to 90,000 ounces for the first nine months of 2002. The increase in production is the result of ramping up production at the facility.

Total cash costs per ounce in the third quarter of 2003 decreased $39, or 10%, to $351 compared to $390 per ounce for the same period in 2002 due to the higher production rates and lower operating costs due to cost reductions from material management programs and reduction of secondary development through engineering redesigns. Total production costs per ounce produced in the third quarter 2003 decreased $35, or 7%, to $449 from $484 as compared to the same period of 2002. The decrease is primarily due to the lower operating costs as noted above.

For the first nine months of 2003, total cash costs per ounce decreased $39, or 10%, to $350 from $389 for the same period in 2002 due to the higher production levels, higher grades and a reduction in mine site general and administrative costs. Total production costs per ounce produced decreased $43, or 9%, to $448 from $491 in the first nine months of 2003 as compared to the same period of 2002. The decrease is due to lower operating costs as noted above and a decrease in depreciation and amortization costs of $4 per ounce.

Capital expenditures at the mine for third quarter were $2.8 million bringing year-to-date capital spending to $9.6 million.

FINANCES

Revenues were $58.2 million for the third quarter of 2003 compared with $66.0 million for the third quarter of 2002, a 12% decrease, which is the result of a 10% decrease in combined realized palladium and platinum prices and a 3%
decrease in the quantity of metal sold. For the first nine months of 2003 revenues were $179.8 million compared with $217.0 million for the first nine months of 2002, a 17% decrease, which is the result of a 12% decrease in combined realized palladium and platinum prices and a 7% decrease in the quantity of metal sold.

Net cash provided by operations for the third quarter 2003, was $0.8 million compared to $19.3 million for the comparable period of 2002. The decrease in net cash provided by operations was primarily a result of a decrease in net income of $6.3 million and an increase in net operating assets and liabilities of $14.0 million.

For the first nine months ended September 30, 2003, net cash provided by operations was $36.8 million compared to $46.1 million for the same period of 2002. The decrease in net cash provided by operations was primarily a result of a decrease in net income of $54.9 million partially offset by a decrease in net operating assets and liabilities of $25.8 million and an increase in non-cash expenses of $19.8 million.

Capital expenditures totaled $14.8 million in the third quarter of 2003, which includes $13.7 million incurred in connection with capitalized mine development activities, compared to a total of $16.4 million, which included $11.7 million incurred in connection with capitalized mine development activities in the same period of 2002.

For the first nine months of 2003, capital expenditures totaled $41.0 million, which includes $36.0 million incurred in connection with capitalized mine development activities, compared to $39.6 million, which included $33.5 million incurred in connection with capitalized mine development activities in the same period of 2002.

Currently, the Company has $128.8 million outstanding under its term B loan facility bearing interest at 7.25%. Under its revolving credit facility, the Company has $7.5 million outstanding as letters of credit bearing interest at 4.0%.

At September 30, 2003, the Company had cash and cash equivalents of $51.8 million, and $17.5 million was available to the Company under its revolving credit facility. The Company's working capital at September 30, 2003 was $155.1 million, compared to $46.7 million at December 31, 2002. The ratio of current assets to current liabilities was 2.5 at September 30, 2003, as compared to 1.7 December 31, 2002.

OTHER MATTERS

On July 22, 2003, Norimet Limited commenced a cash tender offer to acquire up to 4,350,000 common shares of Stillwater at $7.50 per share. Following the completion of the tender offer on September 3, 2003, Norimet owns 49,813,222 shares or 55.5% of the Company's outstanding common stock.

On August 13, 2003, the Company announced the appointment of Stephen A. Lang, 47, as Executive Vice President and Chief Operating Officer with responsibility for the Company's operations. He will be based at the Company's headquarters in Columbus, Montana. Mr. Lang, with 23 years of hardrock mining experience in both open pit and underground operations, comes to Stillwater from Barrick Gold Corporation where he was Vice President and General Manager of their flagship Goldstrike/Meikle operation. He has a Bachelor of Science in Mining Engineering and a Master Degree in Mining Engineering from the University of Missouri-Rolla and is a member of the executive board for Great Basin College in Winnemucca, Nevada, a board member on the Humbolt River Basin Water Authority, the Council of Alaska Producers, the Alaska Miners Association and the Nevada Mining Association. Lang is a registered Professional Engineer in New Mexico.

The Company announced on October 15, 2003 that it has entered into a long-term secondary metal sourcing agreement with Power Mount Incorporated of Somerset, Kentucky. Under the agreement Stillwater will purchase from Power Mount secondary metals for recycling consisting primarily of spent catalytic converter material, which contain platinum group metals. The materials will be processed along with mine production in Company's state of the art smelting and refining complex located conveniently next to Interstate Highway I-90 in Columbus, Montana.

On October 23, 2003, the Company held its Annual Meeting of Stockholders. All of the ten proposals were approved at the meeting, including re-electing the following nine persons to the Company's board of directors: Craig L. Fuller, Patrick M. James, Steven S. Lucas, Joseph P. Mazurek, Francis R. McAllister, Sheryl K. Pressler, Donald W. Riegle, Todd D. Schafer and Jack E. Thompson. Details of the votes cast in connection with each proposal are set forth in Company's Form 10Q for the third quarter 2003, filed with the SEC.

Stockholders  were asked to consider and vote on the following ten  proposals:

1.    To amend  the  Company's  Restated  Certificate  of  Incorporation  (the
"charter")  to  increase  the  Company's   authorized   common  stock  from
100,000,000 shares to 200,000,000 shares;

2.     To  amend  the  charter  to  eliminate   cumulative  voting  rights  of
stockholders;

3. To amend the charter to eliminate the rights of stockholders to take action by written consent;

4. To amend the charter to provide that the number of directors shall be set forth in accordance with the Company's by-laws, provided that the number shall be no less than seven and no more than ten;

5. To approve a restatement of the current charter to include the amendments set forth in Proposals 1 through 4 in the event they are approved by the stockholders and to make other amendments set forth in the Proxy Statement;

6. To amend the Company's by-laws to provide that: (i) the nomination of directors, (ii) the filling of vacancies in the Board, (iii) notice of Board meetings, (iv) the Board quorum requirements, (v) the election of officers and (vi) the appointment of Board committees shall be subject to the provisions of the Stockholders Agreement by and among the Company, Norimet and Norilsk Nickel, dated as of June 23, 2003;

7. To amend and restate the Company's by-laws to include the amendments set forth in Proposal 6 in the event they are approved by the stockholders and to make other amendments set forth in the Proxy Statement;

8.    To elect nine directors to the Company's Board of Directors;

9. To amend and restate the Company's General Employee Stock Plan to increase the number of shares of Common Stock authorized for issuance from 1,100,000 shares to 1,400,000 shares and change the governing law from Colorado to Delaware; and

10. To ratify the appointment of KPMG LLP as the Company's independent accountants.


The Company's Restated Certificate of Incorporation, Amended and Restated By-Laws and Amended and Restated General Employee Stock Plan are attached as Exhibits to the Company's Form 10Q for the third quarter 2003, filed with the SEC.

                              __________________

Stillwater Mining Company will host its third quarter results conference call at 12 noon EDT on October 27, 2003. The conference call dial-in number is 888-428-4480 (US) and 651-291-5254 (International). The conference call will be simultaneously Web cast on the Internet via the Company's Web site at www.stillwatermining.com. To access the conference call on the Company's Web site go to the Investor Relations Section under Management Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's Web site or by a telephone replay, dial-in number 800-475-6701 (US) and 320-365-3844 (International), access code 701215, through November 3, 2003.

                           _________________________


         Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining Company can be found at its Web site: www.stillwatermining.com.

                           _________________________

This press release contains forward-looking information, which involves expressions of management's current expectations. All forward-looking information is subject to various risks and uncertainties that may be beyond the Company's control and may cause results to differ materially from management's current expectations. Information concerning factors that could cause actual results to differ materially from management's current expectations are set forth in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and may be discussed in subsequent filings with the SEC.


Stillwater Mining Company
Key Factors

(Unaudited)
                                                              Three months ended                 Nine months ended
                                                                 September 30,                     September 30,
                                                         ------------------------------    ------------------------------
                                                             2003             2002             2003             2002
                                                         -------------    -------------    -------------    -------------
OPERATING AND COST DATA

Consolidated:
Ounces produced (000)
     Palladium                                                  113              108              337              363
     Platinum                                                    33               31              100              107
                                                         -------------    -------------    -------------    -------------
         Total                                                  146              139              437              470
                                                         =============    =============    =============    =============

Tons milled (000)                                               289              303              879              976
Mill head grade (ounce per ton)                                0.55             0.51             0.54             0.54

Sub-grade tons milled (000) (1)                                  23               13               64               23
Sub-grade mill head grade (ounce per ton)                      0.17             0.13             0.19             0.19

Total tons milled (000) (1)                                     312              316              943              999
Combined mill head grade (ounce per ton)                       0.52             0.49             0.52             0.53
Total mill recovery (%)                                          91               89               91               89

Total operating costs per ounce                           $     245        $     270        $     249        $     248
Total cash costs per ounce (2),(3)                        $     284        $     304        $     282        $     279
Total production costs per ounce (2),(3)                  $     354        $     377        $     353        $     343

Total operating costs per ton milled                      $     115        $     119        $     115        $     117
Total cash costs per ton milled (2),(3)                   $     133        $     134        $     131        $     131
Total production costs per ton milled (2),(3)             $     166        $     166        $     163        $     161

Stillwater Mine:
----------------
Ounces produced (000)
     Palladium                                                   82               80              247              293
     Platinum                                                    24               24               75               87
                                                         -------------    -------------    -------------    -------------
         Total                                                  106              104              322              380
                                                         =============    =============    =============    =============

Tons milled (000)                                               180              197              545              693
Mill head grade (ounce per ton)                                0.63             0.58             0.63             0.60

Sub-grade tons milled (000) (1)                                  23               13               64               23
Sub-grade mill head grade (ounce per ton)                      0.17             0.13             0.19             0.19

Total tons milled (000) (1)                                     203              210              609              716
Combined mill head grade (ounce per ton)                       0.57             0.55             0.58             0.59
Total mill recovery (%)                                          92               91               91               91

Total operating costs per ounce                           $     224        $     243        $     228        $     225
Total cash costs per ounce (2),(3)                        $     260        $     275        $     258        $     253
Total production costs per ounce (2),(3)                  $     319        $     341        $     318        $     308

Total operating costs per ton milled                      $     117        $     120        $     121        $     119
Total cash costs per ton milled (2),(3)                   $     136        $     136        $     136        $     134
Total production costs per ton milled (2),(3)             $     167        $     169        $     168        $     163


Stillwater Mining Company

Key Factors (continued)
(Unaudited)
                                                                 Three months ended                 Nine months ended
                                                                    September 30,                     September 30,
                                                            ------------------------------    ------------------------------
                                                                2003             2002             2003             2002
                                                            -------------    -------------    -------------    -------------
OPERATING AND COST DATA
 (Continued)

East Boulder Mine:
-----------------
Ounces produced (000)
     Palladium                                                      31               27               90               70
     Platinum                                                        9                8               25               20
                                                            -------------    -------------    -------------    -------------
         Total                                                      40               35              115               90
                                                            =============    =============    =============    =============

Tons milled (000)                                                  109              106              334              283
Mill head grade (ounce per ton)                                   0.42             0.39             0.39             0.37

Sub-grade tons milled (000) (1)                                      -                -                -                -
Sub-grade mill head grade (ounce per ton)                            -                -                -                -

Total tons milled (000) (1)                                        109              106              334              283
Combined mill head grade (ounce per ton)                          0.42             0.39             0.39             0.37
Total mill recovery (%)                                             88               84               89               86

Total operating costs per ounce                              $     302        $     348        $     306        $     348
Total cash costs per ounce (2),(3)                           $     351        $     390        $     350        $     389
Total production costs per ounce (2),(3)                     $     449        $     484        $     448        $     491

Total operating costs per ton milled                         $     110        $     116        $     106        $     110
Total cash costs per ton milled (2),(3)                      $     128        $     129        $     120        $     123
Total production costs per ton milled (2),(3)                $     163        $     160        $     154        $     155



(1)   Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. Prior period amounts have been adjusted to conform to the current year presentation.
(2)   Total cash costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead, taxes other than income taxes, royalties and credits for metals produced other than palladium and platinum.) Total production costs include total cash costs plus depreciation and amortization. Income taxes, corporate general and administrative expenses and interest income and expense are not included in either total cash costs or total production costs.
(3)   Cash cost per ton and cash cost per ounce represent non-U.S. Generally Accepted Accounting
      Principles (GAAP) measurements that management uses to monitor and evaluate the performance of its mining operations. Management believes cash costs per ounce and per ton provide an indicator of profitability and efficiency at each location and on a consolidated basis, as well as provide a meaningful basis to compare our results with those of other mining companies and other mining operating properties. See table "Reconciliation of Non-GAAP measures to cost of sales."


Stillwater Mining Company

Key Factors (continued)
(Unaudited)
                                                   Three months ended                 Nine months ended
                                                      September 30,                     September 30,
                                              ------------------------------    ------------------------------
                                                  2003             2002             2003             2002
                                              -------------    -------------    -------------    -------------
SALES AND PRICE DATA

Ounces sold (000)
     Palladium                                       112              117              348              368
     Platinum                                         32               31               99              110
                                              -------------    -------------    -------------    -------------
         Total                                       144              148              447              478
                                              =============    =============    =============    =============

Average realized price per ounce (4)
     Palladium                                 $     353        $     431        $     353        $     443
     Platinum                                  $     590        $     517        $     578        $     506
     Combined (5)                              $     405        $     449        $     402        $     457

Average market price per ounce (4)
     Palladium                                 $     189        $     325        $     201        $     355
     Platinum                                  $     693        $     542        $     667        $     523
     Combined (5)                              $     306        $     376        $     309        $     394



(4)   The company's average realized price represents revenues which include the impact of contract floor and ceiling prices and hedging gains and losses realized on commodity instruments and exclude contract discounts, divided by ounces sold. The average market price represents the average London PM Fix for the actual months of the period.

(5)   Stillwater Mining reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the refinery.


Stillwater Mining Company

(Unaudited)

Reconciliation of Non-GAAP measures to cost of sales

     Cash cost per ton and cash cost per ounce represent Non-GAAP measurements that management uses to monitor and evaluate the performance of its mining operations. Management believes cash costs per ounce and per ton provide an indicator of profitability and efficiency at each location and on a consolidated basis, as well as provide a meaningful basis to compare our results with those of other mining companies and other mining operating properties.


                                                                     Three months ended                 Nine months ended
(in thousands, except cost per ounce and cost per ton data)             September 30,                     September 30,
                                                                ------------------------------    ------------------------------
                                                                    2003             2002             2003             2002
                                                                -------------    -------------    -------------    -------------
Consolidated:
Total operating costs                                            $  35,825        $  37,468        $ 108,614        $ 116,591
Total cash costs                                                 $  41,564        $  42,212        $ 123,218        $ 131,130
Total production costs                                           $  51,777        $  52,415        $ 154,041        $ 161,178
Divided by total ounces                                                146              139              437              470
Divided by total tons milled                                           312              316              943              999

Total operating cost per ounce                                   $     245        $     270        $     249        $     248
Total cash cost per ounce                                        $     284        $     304        $     282        $     279
Total production cost per ounce                                  $     354        $     377        $     353        $     343

Total operating cost per ton milled                              $     115        $     119        $     115        $     117
Total cash cost per ton milled                                   $     133        $     134        $     131        $     131
Total production cost per ton milled                             $     166        $     166        $     163        $     161

Reconciliation to cost of sales:
Total operating costs                                            $  35,825        $  37,468        $ 108,614        $ 116,591
Royalties, taxes and other                                           5,739            4,744           14,604           14,539
                                                                -------------    -------------    -------------    -------------
     Total cash costs                                            $  41,564        $  42,212        $ 123,218        $ 131,130
Asset retirement costs                                                  87              125              254              394
Depreciation and Amortization                                       10,126           10,078           30,569           29,654
                                                                -------------    -------------    -------------    -------------
     Total production costs                                      $  51,777        $  52,415        $ 154,041        $ 161,178
Change in product inventory                                           (995)              27            9,831           (1,474)
(Gain) or loss on sale of assets and other costs                        70                -              106              (22)
                                                                -------------    -------------    -------------    -------------
     Total cost of sales                                         $  50,852        $  52,442        $ 163,978        $ 159,682
                                                                =============    =============    =============    =============

Stillwater Mine:
----------------
Total operating costs                                            $  23,849        $  25,208        $  73,417        $  85,396
Total cash costs                                                 $  27,656        $  28,469        $  82,969        $  96,253
Total production costs                                           $  33,968        $  35,327        $ 102,447        $ 117,143
Divided by total ounces                                                106              104              322              380
Divided by total tons milled                                           203              210              609              716

Total operating cost per ounce                                   $     224        $     243        $     228        $     225
Total cash cost per ounce                                        $     260        $     275        $     258        $     253
Total production cost per ounce                                  $     319        $     341        $     318        $     308

Total operating cost per ton milled                              $     117        $     120        $     121        $     119
Total cash cost per ton milled                                   $     136        $     136        $     136        $     134
Total production cost per ton milled                             $     167        $     169        $     168        $     163


Stillwater Mining Company

Key Factors (continued)
(Unaudited)
                                                                     Three months ended                 Nine months ended
(in thousands, except cost per ounce and cost per ton data)             September 30,                     September 30,
                                                                ------------------------------    ------------------------------
                                                                    2003             2002             2003             2002
                                                                -------------    -------------    -------------    -------------
Reconciliation to cost of sales:
Total operating costs                                            $  23,849        $  25,208        $  73,417        $  85,396
Royalties, taxes and other                                           3,807            3,261            9,552           10,857
                                                                -------------    -------------    -------------    -------------
     Total cash costs                                            $  27,656        $  28,469        $  82,969        $  96,253
Asset retirement costs                                                  71               73              208              251
Depreciation and Amortization                                        6,241            6,785           19,270           20,639
                                                                -------------    -------------    -------------    -------------
     Total production costs                                      $  33,968        $  35,327        $ 102,447        $ 117,143
Change in product inventory                                           (100)             782            8,719            3,560
(Gain) or loss on sale of assets and other costs                        59                -               95              (22)
                                                                -------------    -------------    -------------    -------------
     Total cost of sales                                         $  33,927        $  36,109        $ 111,261        $ 120,681
                                                                =============    =============    =============    =============

East Boulder Mine:
------------------
Total operating costs                                            $  11,976        $  12,260        $  35,197        $  31,195
Total cash costs                                                 $  13,908        $  13,743        $  40,249        $  34,877
Total production costs                                           $  17,809        $  17,088        $  51,594        $  44,035
Divided by total ounces                                                 40               35              115               90
Divided by total tons milled                                           109              106              334              283

Total operating cost per ounce                                   $     302        $     348        $     306        $     348
Total cash cost per ounce                                        $     351        $     390        $     350        $     389
Total production cost per ounce                                  $     449        $     484        $     448        $     491

Total operating cost per ton milled                              $     110        $     116        $     106        $     110
Total cash cost per ton milled                                   $     128        $     129        $     120        $     123
Total production cost per ton milled                             $     163        $     160        $     154        $     155
Reconciliation to cost of sales:
Total operating costs                                            $  11,976        $  12,260        $  35,197        $  31,195
Royalties, taxes and other                                           1,932            1,483            5,052            3,682
                                                                -------------    -------------    -------------    -------------
     Total cash costs                                            $  13,908        $  13,743        $  40,249        $  34,877
Asset retirement costs                                                  16               52               46              143
Depreciation and Amortization                                        3,885            3,293           11,299            9,015
                                                                -------------    -------------    -------------    -------------
     Total production costs                                      $  17,809        $  17,088        $  51,594        $  44,035
Change in product inventory                                           (895)            (755)           1,112           (5,034)
(Gain) or loss on sale of assets and other costs                        11                -               11                -
                                                                -------------    -------------    -------------    -------------
     Total cost of sales                                         $  16,925        $  16,333        $  52,717        $  39,001
                                                                =============    =============    =============    =============


Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)
                                                                                  September 30,                December 31,
                                                                                       2003                        2002
                                                                               ---------------------        -------------------
 ASSETS
     Current assets
         Cash and cash equivalents                                             $          51,811            $         25,913
         Restricted cash equivalents                                                       2,650                       2,250
         Inventories                                                                     190,052                      52,058
         Accounts receivable                                                               5,457                      18,647
         Deferred income taxes                                                             2,623                       5,779
         Other current assets                                                              8,381                       7,828
                                                                               ---------------------        -------------------
              Total current assets                                                       260,974                     112,475

     Property, plant and equipment, net                                                  805,933                     794,019
     Other noncurrent assets                                                               6,414                       7,720
                                                                               ---------------------        -------------------
               Total assets                                                     $      1,073,321            $        914,214
                                                                               =====================        ===================
 LIABILITIES and STOCKHOLDERS' EQUITY
     Current liabilities
         Accounts payable                                                       $          9,871            $         14,310
         Accrued payroll and benefits                                                      7,435                      10,071
         Property, production and franchise taxes payable                                  7,520                      10,998
         Current portion of long-term debt and capital lease
              Obligations                                                                  1,926                      21,461
         Long-term debt secured by finished goods inventory                               74,106                           -
         Accrued restructuring costs                                                       1,649                       1,926
         Other current liabilities                                                         3,388                       7,017
                                                                               ---------------------        -------------------
              Total current liabilities                                                  105,895                      65,783

 Long-term debt and capital lease obligations                                             86,011                     198,866
 Deferred income taxes                                                                    89,144                      80,615
     Other noncurrent liabilities                                                         13,522                       9,736
                                                                               ---------------------        -------------------
              Total liabilities                                                          294,572                     355,000
                                                                               ---------------------        -------------------
     Commitments and Contingencies
     Stockholders' equity
         Preferred stock, $0.01 par value, 1,000,000 shares
              authorized; none issued                                                          -                        -
         Common stock, $0.01 par value, 100,000,000 shares
              authorized; 89,736,441 and 43,587,107 shares
              issued and outstanding                                                         897                         436
         Paid-in capital                                                                 591,655                     351,605
         Retained earnings                                                               186,860                     209,504
         Accumulated other comprehensive loss                                               (663)                     (1,405)
         Unearned compensation - restricted stock awards                                       -                        (926)
                                                                               ---------------------        -------------------
              Total stockholders' equity                                                 778,749                     559,214
                                                                               ---------------------        -------------------
              Total liabilities and stockholders' equity                        $      1,073,321              $      914,214
                                                                               =====================        ===================


Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive Income

(Unaudited)
(in thousands, except per share amounts)

                                                                      Three months ended                Nine months ended
                                                                        September 30,                     September 30,
                                                                ------------------------------    ------------------------------
                                                                    2003             2002             2003             2002
                                                                -------------    -------------    -------------    -------------
Revenues                                                        $    58,221      $    65,970      $   179,751      $   216,954
Costs and expenses
    Cost of metals sold                                              40,726           42,364          133,409          130,028
    Depreciation and amortization                                    10,126           10,078           30,569           29,654
                                                                -------------    -------------    -------------    -------------
       Total cost of sales                                           50,852           52,442          163,978          159,682

    General and administrative expenses                               3,331            3,853           10,198           10,578
    Norilsk Nickel transaction related expenses                           -                -            3,043                -
    Restructuring costs (reversal)                                        -                -                -           (5,938)
                                                                 -------------    -------------    -------------    -------------
       Total costs and expenses                                      54,183           56,295          177,219          164,322

Operating income                                                      4,038            9,675            2,532           52,632

Other income (expense)
    Interest income                                                     136              263              315              744
    Interest expense                                                 (4,021)          (4,050)         (13,616)         (12,578)
                                                                -------------    -------------    -------------    -------------
Income (loss) before income taxes and cumulative effect
    of accounting change                                                153            5,888          (10,769)          40,798

Income tax benefit (provision)                                         (590)          (1,229)           3,702           (8,514)
Reduction of deferred tax asset for net operating loss
    carryforwards resulting from ownership change                    (1,191)               -          (15,170)               -
                                                                -------------    -------------    -------------    -------------
        Total income tax provision                                   (1,781)          (1,229)         (11,468)          (8,514)
                                                                -------------    -------------    -------------    -------------
Income (loss) before cumulative effect of accounting change          (1,628)           4,659          (22,237)          32,284
Cumulative effect of change in accounting for asset
   retirement obligations, net of $264 income tax benefit                 -                -             (408)               -
                                                                -------------    -------------    -------------    -------------
                Net income (loss)                                    (1,628)           4,659          (22,645)          32,284
                                                                -------------    -------------    -------------    -------------
Other comprehensive income (loss), net of tax                           390           (2,215)             742           (6,092)
                                                                -------------    -------------    -------------    -------------
Comprehensive income (loss)                                     $    (1,238)     $     2,444      $   (21,903)     $    26,192
                                                                =============    =============    =============    =============
Basic earnings (loss) per share
Income (loss) before cumulative effect of accounting change     $     (0.02)            0.11      $     (0.28)     $      0.76
Cumulative effect of accounting change                                    -                -            (0.01)               -
                                                                -------------    -------------    -------------    -------------
Net income (loss)                                               $     (0.02)     $      0.11      $     (0.29)     $      0.76
                                                                =============    =============    =============    =============
Diluted earnings (loss) per share
Income (loss) before cumulative effect of accounting change     $     (0.02)     $      0.11      $     (0.28)     $      0.75
Cumulative effect of accounting change                                    -                -            (0.01)               -
                                                                -------------    -------------    -------------    -------------
Net income (loss)                                               $     (0.02)     $      0.11      $     (0.29)     $      0.75
                                                                =============    =============    =============    =============
Weighted average common shares outstanding
       Basic                                                         89,662           43,306           77,265           42,712
       Diluted                                                       89,662           43,365           77,265           42,851


Stillwater Mining Company
Consolidated Statements of Cash Flows

(Unaudited) (in thousands)
                                                                    Three months ended                 Nine months ended
                                                                       September 30,                     September 30,
                                                                -----------------------------    ------------------------------
                                                                   2003             2002             2003             2002
                                                                ------------    -------------    -------------    -------------
Cash flows from operating activities
Net income (loss)                                                   (1,628)     $     4,659      $   (22,645)     $    32,284

Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation and amortization                                  10,126           10,078           30,569           29,654
     Deferred income taxes                                           2,034              529           11,685            4,478
     Cumulative effect of change in accounting for
         asset retirement obligations                                    -                -              672                -
     Reversal of restructuring costs                                     -                -                -           (5,938)
     Cash paid on accrued restructuring costs                          (60)            (469)            (277)          (2,970)
     Stock issued under employee benefit plans                         924              998            2,786            2,548
     Amortization of debt issuance costs                               273              256            2,789              759
     Amortization of restricted stock compensation                       -              116              670              543

Changes in operating assets and liabilities:
     Inventories                                                      (478)            (317)          10,219           (3,554)
     Accounts receivable                                               902            3,840           13,190           (1,758)
     Accounts payable                                               (9,075)           2,572           (4,439)          (7,650)
     Other                                                          (2,266)          (3,010)          (8,460)          (2,332)
                                                                ------------    -------------    -------------    -------------
Net cash provided by operating activities                              752           19,252           36,759           46,064
                                                                ------------    -------------    -------------    -------------
Cash flows used in investing activities
     Capital expenditures                                          (14,780)         (16,409)         (40,975)         (39,607)
     Proceeds from sale/leaseback transactions                           -                -                -            1,282
                                                                ------------    -------------    -------------    -------------
Net cash used in investing activities                              (14,780)         (16,409)         (40,975)         (38,325)
                                                                ------------    -------------    -------------    -------------
Cash flows from financing activities
     Issuance of common stock related to Norilsk Nickel
        transaction, net of issue costs(1)                               -                -           90,284                -
     Issuance of common stock, net of issue costs                       64               16               64           56,047
     Payments on long-term debt and capital lease obligations         (492)          (2,345)         (58,628)         (36,474)
     Payments for debt issuance costs                                    -                -           (1,606)               -
                                                                ------------    -------------    -------------    -------------
Net cash provided (used) by financing activities                      (428)          (2,329)          30,114           19,573
                                                                ------------    -------------    -------------    -------------
Cash and cash equivalents
     Net increase (decrease)                                       (14,456)             514           25,898           27,312
     Balance at beginning of period                                 66,267           41,709           25,913           14,911
                                                                ------------    -------------    -------------    -------------
Balance at end of period                                            51,811      $    42,223      $    51,811      $    42,223
                                                                ============    =============    =============    =============
 (1) Non-cash financing activities
     Fair value of common stock issued (net of issue costs)              -      $         -      $   238,497      $         -
     Inventory received in connection with the
         Norilsk Nickel transaction                                      -                -         (148,213)               -
                                                                ------------    -------------    -------------    -------------
     Net cash received in Norilsk Nickel transaction                     -      $         -      $    90,284      $         -
                                                                ============    =============    =============    =============



                                                                ###